Exhibit 10.14

Sterile Ophthalmics and Injectables

1925 West Field Court, Suite 300 • Lake Forest, Illinois 60045 • PHONE (800) 932-5676 • FAX (800) 943-3694 • www.akorn.com

March 5, 2015

Jonathan Kafer

Dear Jon,

On behalf of Akorn Pharmaceuticals, I am pleased to extend to you an offer for employment in the position of Executive Vice President, Sales & Marketing based at our Corporate Headquarters in Lake Forest, Illinois.  Your base salary would be three hundred thousand dollars  and zero cents ($300,000.00) annually and you would report directly to Bruce Kutinsky, Chief Operating Officer.

You would be able to participate in Akorn’s Performance Incentive Plan. As Executive Vice President, your base annual bonus potential would be forty percent (40%) of base salary subject to plan details and annual Board of Directors approval of payout. In addition, you will have the opportunity to exceed your base annual bonus through the “overachievement”

Targets (See Schedule A). You would be eligible to begin participation in plan year 20 15.

Any payout for 2015 performance would be prorated based on length of service.

The Company, subject to approval by our Board of Directors, would make a stock option grant under our Stock Option Plan, which would give you the option to purchase one hundred twenty five thousand (125,000) shares of Akorn, Inc. common stock. You would also be eligible to participate in the Long Term Incentive Compensation Plan reserved for key executives and senior level management which would afford you additional stock option grants and restricted awards on an annual basis. The total award value is equal to one hundred percent (100%) of your annual salary of which seventy-five percent (75%) is paid out as stock options and the remainder twenty-five percent (25%) in the form of restricted shares. Any long-term incentive awards for which you would be eligible would be determined by the Compensation Committee of the Board of Directors.

Additionally, you would be eligible for benefits which include medical, dental, prescription drug, vision, Smart-Choice , Akorn’s (401K) Retirement Savings Program, Education Assistance, our Employee Stock Purchase Program, flexible spending accounts, an Employee Assistance Program, life, disability insurance and three (3) weeks of Paid Time Off (PTO).

As a convenience, we would automatically enroll you in Smart Choice! Akorn’s 40l(k) Retirement Savings Plan. We would defer two percent (2%) of your pre-tax pay, effective the first payroll following eligibility;   eligibility is defined as the first of the month following your date of hire. Your savings would be invested in the Fidelity Freedom Funds. You may change or discontinue your deferment at any time and you may move your savings to different funds once you have begun employment.

Your employment at Akorn would be “at-will”, which means that either you or the Company may terminate employment at any time. Nothing in this letter should be interpreted as a contract of employment.

You should be aware that Akorn has implemented a Smoke Free Campus policy which specifies that employees may not smoke within twenty (20) feet of the common property line at any of our facilities or in a personal vehicle when fellow employees, customers or vendors are in the car.

This offer is contingent upon successful completion of a drug-screening test, as well as completion of our standard pre-employment background check. In addition, you would be required to sign our Employee Confidential Information Agreement, Code of Ethics, and our Asset Repayment Agreement as conditions of employment.

Jon, we are very pleased at the prospect of you joining us, and look forward to working closely with you. We will also assist you with relocation through our relocation assistance program.    Should you have any questions about this offer or any matter related to your employment at Akorn, please do not hesitate to contact me.

Respectfully,

/s/ Bruce Kutinsky

Bruce Kutinsky
Chief Operating Officer
Akorn, Inc.

I accept this offer of employment and understand the terms and conditions outlined above.

/s/ Jon Kafer
Jonathan Kafer	Date